Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS FOURTH QUARTER

2014 RESULTS OF OPERATIONS

Bensenville, Ill. – February 12, 2015— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today reported financial results for its fourth quarter ended December 31, 2014.

The Company reported fourth quarter revenue of $8.9 million, an eleven percent increase over prior quarter revenue of $8.0 million. Demand for the Company’s two-inch sapphire cores, primarily used in the mobile device market and the China LED market, increased considerably in the period but was offset in part by lower revenue from four-inch cores sales. Four-inch material is used almost exclusively in the LED market and fourth quarter demand was impacted by seasonality in the backlighting segment of the LED market. PSS revenue and revenue from optical products also increased sequentially. A table included in this press release provides a breakdown of the Company’s revenue.

Loss per share in the fourth quarter was $0.36 as compared with prior quarter loss of $0.53. The third quarter loss included $0.17 per share in non-cash charges for inventory write-offs and loss on disposal of assets.

In addition to reporting fourth quarter results, the Company provided information on key objectives for 2015. Those objectives include aggressively pursuing the potential of its PSS product, targeting high margin optical applications and driving down product costs. William Weissman, Rubicon’s CEO, commented, “We are taking action to position Rubicon to drive strong margins when the market strengthens and also ensure that we are cash flow positive during downturns in the market.” More details will be provided on the Company’s earnings conference call.

First Quarter 2015 Guidance

While sapphire prices increased in the first half of 2014, pricing in the back half of the year was driven lower by fluctuations in demand and excess inventory in the supply chain. More recently, pricing has come under further pressure due to the significant weakening of the Russian ruble and Japanese yen. Commenting on the outlook for the first quarter of 2015, Mr. Weissman said, “There remains enormous potential for sapphire products with the growing adoption of LED lighting and use of sapphire in mobile devices and other optical applications. However, the sapphire market remains challenging at the moment with continued pricing pressure and fluctuations in demand. We expect to sell higher volumes and to begin driving down product costs in the first quarter but price reductions will minimize the impact. As a result, we expect first quarter 2015 results to be similar to the previous quarter. We expect that actions we are taking now will result in a significant improvement in both revenue and earnings by the end of the year.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on February 12, 2015 to review the fourth quarter 2014 results and the first quarter 2015 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 a.m. Eastern time on February 20, 2015, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10059814. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of 2014, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the

Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014 (unaudited)	December 31, 2013 (audited)
Assets
Cash and cash equivalents	$24,353	$21,071
Restricted cash	183	165
Short-term investments	20,562	13,567
Accounts receivable, net	8,323	3,571
Inventories	22,739	34,312
Other current assets	9,243	13,719

Total current assets	85,403	86,405

Property and equipment, net	107,676	115,220
Other assets	1,827	1,070

Total assets	$194,906	$202,695

Accounts payable	$3,754	$4,465
Accrued and other current liabilities	1,999	2,172

Total current liabilities	5,753	6,637

Deferred tax liability	593	267

Total liabilities	6,346	6,904

Stockholders’ equity	188,560	195,791

Total liabilities and stockholders’ equity	$194,906	$202,695

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Revenue	$8,912	$11,536	$45,685	$41,513
Cost of goods sold	14,371	17,347	75,372	63,434

Gross loss	(5,459)	(5,811)	(29,687)	(21,921)

General and administrative expenses	2,329	2,087	9,863	8,629
Sales and marketing expenses	332	388	1,468	1,521
Research and development expenses	448	745	1,861	2,263
Loss (gain) on disposal of assets	69	(6)	734	550

Total operating expenses	3,178	3,214	13,926	12,963

Loss from operations	(8,637)	(9,025)	(43,613)	(34,884)

Other (expense) income:
Interest (expense) income and other, net	(395)	(81)	(302)	(627)

Loss before income taxes	(9,032)	(9,106)	(43,915)	(35,511)
Income tax (expense) benefit	(370)	(6,135)	(78)	5,160

Net loss	$(9,402)	$(15,241)	$(43,993)	$(30,351)

Net loss per common share:
Basic	$(0.36)	$(0.67)	$(1.70)	$(1.35)
Diluted	$(0.36)	$(0.67)	$(1.70)	$(1.35)

Weighted average common shares outstanding used in computing net loss per common share:	26,127,026	22,599,258	25,815,405	22,572,212

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Cash flows from operating activities
Net loss	$(9,402)	$(15,241)	$(43,993)	$(30,351)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	3,317	3,305	13,638	12,660
Other	137	473	1,883	2,259
Deferred taxes	435	6,136	72	(5,166)
Changes in operating assets and liabilities
Accounts receivable	(2,501)	872	(4,752)	9,098
Inventories	(18)	5,173	11,312	12,979
Other assets	488	(577)	3,409	4,547
Accounts payable	(236)	(408)	(637)	(4,472)
Accrued expenses and other current liabilities	48	572	(154)	(1,142)

Net cash (used in) provided by operating activities	(7,732)	305	(19,222)	412

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposals of assets	(715)	(1,403)	(6,827)	(8,580)
Purchases of investments, net of proceeds from sales of investments	7,254	1,043	(6,105)	9,350

Net cash provided by (used in) investing activities	6,539	(360)	(12,932)	770

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	—	34,957	—
Other financing activities	2	(114)	184	32

Net cash provided by (used in) financing activities	2	(114)	35,141	32

Effect of foreign exchange rate changes on cash and cash equivalents	400	(338)	295	284

Net (decrease) increase in cash and cash equivalents	(791)	(507)	3,282	1,498
Cash and cash equivalents, beginning of period	25,144	21,578	21,071	19,573

Cash and cash equivalents, end of period	$24,353	$21,071	$24,353	$21,071

Rubicon Technology, Inc.

Revenue by Product Group

(in thousands)

	Three months ended December 31, 2014	Three months ended September 30, 2014	Three months ended December 31, 2013
Core
2 Inch	$3,192	$856	$8,160
4 Inch	1,554	3,327	1,056
6 Inch	5	—	—
Polished	1,470	1,828	591
PSS	511	257	171
R&D	137	156	367
Optical and other	2,043	1,612	1,191

Total	$8,912	$8,036	$11,536